Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Senior Vice President and	Associate Vice President, Investor Relations
	Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS ANNOUNCES PROPOSED

CONVERTIBLE NOTES OFFERING

RALEIGH, NC, March 12, 2012 – Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced its intention to offer, subject to market and other customary conditions, $500 million aggregate principal amount of convertible senior notes due 2019 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Salix also expects to grant the initial purchasers an option to purchase up to an additional $75 million aggregate principal amount of notes to cover overallotments.

The notes will be convertible, under certain circumstances, into cash, shares of Salix’s common stock or any combination thereof at Salix’s election.

In connection with the offering of the notes, Salix expects to enter into privately negotiated convertible note hedge transactions with counterparties that may include one or more of the initial purchasers (and/or their respective affiliates) (the “hedge counterparties”). The convertible note hedge transactions will cover, subject to customary anti-dilution adjustments, the number of shares of Salix’s common stock that will initially underlie the notes, and are intended to reduce the dilutive impact of the conversion feature of the notes on Salix’s outstanding shares of common stock. Salix also expects to enter into privately negotiated warrant transactions with the hedge counterparties initially relating to the same number of shares of Salix’s common stock. The warrant transactions could have a dilutive effect to the extent that the market price per share of Salix’s common stock exceeds the applicable strike price of the warrants on any expiration date of the warrants. In addition, if the initial purchasers exercise their option to purchase additional notes, Salix expects to enter into additional convertible note hedge and warrant transactions with the hedge counterparties, each of which will cover, subject to customary anti-dilution adjustments, the number of shares of Salix’s common stock that will initially underlie the additional notes.

Salix has been advised that in connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the hedge counterparties or their affiliates expect to enter into derivative transactions with respect to Salix’s common stock concurrently with, or shortly following the pricing of the notes. These activities could have the effect of increasing or preventing a decline in, or could have a negative effect on, the market price of Salix’s common stock concurrently with or following the pricing of the notes. In addition, the hedge counterparties or their affiliates expect to modify their hedge positions by entering into or unwinding derivatives with respect to Salix’s common stock and/or by purchasing or selling Salix’s common stock or the notes in privately negotiated transactions and/or open market transactions following the pricing of the notes (and are likely to do so during any cash settlement averaging period in respect of any conversion of the notes). The effect, if any, of any of these transactions and activities on the market price of Salix’s common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the market price of Salix’s common stock and of the notes, and, potentially, the value of the shares of Salix’s common stock and/or the amount of cash holders may receive upon the conversion of the relevant notes and, under certain circumstances, holders’ ability to convert the notes.

Salix intends to use the net proceeds from the offering, together with the proceeds from its entrance into the warrant transactions, to repurchase at closing from a holder a portion of their outstanding 5.5% Convertible Senior Notes due 2028 and, at the holder’s option within a certain period after closing, to repurchase at the same price an additional portion of their outstanding 5.5% Convertible Senior Notes due 2028, both in privately negotiated transactions, to pay the cost of the convertible note hedge transactions, to repurchase up to $50 million of its outstanding common stock in privately negotiated, off-market transactions, which may be effected through one or more of the initial purchasers of the notes or their respective affiliates, concurrently with the offering, and for business development activities and other general corporate purposes, including potential additional repurchases of its outstanding debt, commercialization of product candidates, clinical trials, research and development expenses and general and administrative expenses.

The notes and the shares of common stock underlying the notes have not been and will not be registered under the Securities Act, or any applicable state securities laws. Unless so registered, such notes and such shares of common stock may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About Salix Pharmaceuticals

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in–license late–stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Please Note: This press release contains forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the risk of closing the offering; the potential impact of the convertible note hedge and warrant transactions on the value of the common stock and the notes; fluctuations in the financial markets and the impact on the offering; the costs, timing and uncertainties of clinical trials and regulatory review of product candidates; market acceptance for approved products; generic and other competition in an increasingly global industry; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global industry; post–marketing approval regulation; revenue recognition and other critical accounting policies; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.